Exhibit 99.1

For Information Contact:

Iteris Holdings: Gregory Miner

Chief Executive Officer

714-774-5000

Home Page: http://www. iteris.com

For Release at 1:05 p.m., PDT 6/8/04

Iteris Holdings, Inc. Reports Fiscal Fourth Quarter Results

Anaheim, California — June 08, 2004 — Iteris Holdings, Inc. (OTCBB: ITRSA & ITRSB), a leading provider of traffic optimization and safety technology, today reported financial results for the fiscal fourth quarter and 12-month period ended March 31, 2004.

For the fourth quarter, Iteris reported net sales and contract revenues of $11.4 million, an increase of 4.5 percent compared to net sales and contract revenues of $10.9 million in the fourth quarter of the previous fiscal year. The Company reported operating income of $454,000, compared to an operating loss of $1.5 million reported in the fourth quarter of the previous fiscal year. The increase in operating income reflects a 33 percent reduction in operating expenses in the current year fiscal fourth quarter. The net income for the current year fiscal fourth quarter was $117,000, or $0.01 per diluted share, compared to the net loss of $8.3 million, or $(0.55) per diluted share, in the previous year fiscal fourth quarter, which included losses of $5.7 million related to discontinued operations.  Net income in the fourth quarter of fiscal 2004 included a tax benefit of $644,000 for the realization of deferred tax assets.

For the year ended March 31, 2004, Iteris reported revenue of $45.3 million, an increase of 9.4 percent compared to the $41.4 million reported for the comparable year-ago period. The Company reported operating income of $1.0 million in the current year compared to an operating loss of $1.1 million reported in the comparable year-ago

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period. The net income for the year was $7,000, or $0.00 per diluted share, compared to a net loss of $13.1 million, or $(0.92) per diluted share for the same period last year.

Continuing operations in all periods have been restated to reflect only the operations of Iteris Holdings, Inc. and its majority owned subsidiary, Iteris, Inc.

Greg Miner, chief executive officer of Iteris Holdings, commented, “This was a very positive quarter for Iteris Holdings on a number of fronts. Operationally, we announced our first launch customer for AutoVue for the passenger car market; and we continued to post strong gains in AutoVue sales. The current fiscal fourth quarter continued to be difficult in the markets for Transportation Systems Services revenues. We are encouraged, however, with recent developments in California’s budget status for new ITS projects. Similarly, although Congress continues to deliberate the highway bill, we expect that piece of legislation to be resolved in the near term. These two factors impacted our fourth quarter financial performance, but our tight focus on cost controls, coupled with the increase in AutoVue revenue, allowed us to meet our internal expectations.”

Mr. Miner continued, “Organizationally, we made significant progress toward our goal of consolidating Iteris Holdings and its majority owned subsidiary, Iteris, Inc. We started out the fiscal year with a 40 percent minority interest ownership in Iteris, Inc. The preferred stock minority interest in Iteris, Inc. was purchased in May 2004, and as of today, the minority interest in our Iteris, Inc. subsidiary has been reduced to 17.3 percent.  We believe the consolidation of Iteris Holdings with Iteris, Inc. has multiple long term benefits for all stockholders, and anticipate having the process completed within the next 120 days.”

Highlights:

•                  Revenues from AutoVue in-vehicle safety systems increased 284% during the quarter compared to last year’s fourth quarter, and increased 173% for the full fiscal year in 2004 compared to 2003. Testing is underway for AutoVue by a number of fleet operators in the commercial truck market.

•                  In the fourth quarter of this fiscal year, Iteris reached a cumulative installed base of 25,000 Vantage cameras installed in intersections covering 49 states—reflective of our continued leadership for vision based traffic intersection control.

•                  In May 2004, we completed the placement of $10.1 million in subordinated convertible debentures and a $5.0 million senior term credit facility and purchased the preferred stock minority interest held by Daimler Chrysler and the Government Investment Corporation of Singapore for $17.5 million.  Daimler Chrysler continues to be a common stock holder of the Company.

We anticipate that consolidated revenues will be approximately $11.0 million in the first fiscal quarter ended June 30, 2004.

About Iteris Holdings, Inc.

Iteris Holdings, Inc. is the majority stockholder of Iteris, Inc., a leading provider of outdoor machine vision systems and sensors that enhance driver safety and optimize the flow of traffic. We have combined outdoor image processing, traffic engineering and information technology to offer a broad range of transportation and safety solutions. Iteris Holdings and Iteris, Inc. are headquartered in Anaheim, California. Investors are encouraged to contact us at 714.774.5000 or at www.iteris.com.

Important Notice

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will’’ and variations of these words are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our future prospects and restructuring. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; our customers’ ability to obtain market acceptance of the products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; our ability to obtain stockholder approval of the restructuring, and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations.  Further information on Iteris Holdings, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	March 31, 2004
ASSETS:

Cash	$437	$2,612
Trade accounts receivable and notes receivable	8,167	8,379
Costs and estimated earnings in excess of billings on uncompleted contracts	2,398	2,653
Total inventories	3,903	3,598
Prepaid expenses	355	324
Assets of discontinued operations	5,237	—
Total current assets	20,497	17,566
Restricted cash	2,516	—
Property, plant and equipment, net	1,941	1,642
Goodwill	9,807	9,807
Other assets	81	1,177
Total assets	$34,842	$30,192

Total current liabilities	$17,129	$9,089
Revolving line of credit	—	—
Deferred gain on sale of building	6,025	1,774
Revolving line of credit with related party	1,250	100
Notes payable	15	791
Minority interest	14,711	17,745
Total stockholders’ equity (deficit)	(4,288)	693
Total liabilities and stockholders’ deficit	$34,842	$30,192

ITERIS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2003	2004	2003	2004
Net sales and contract revenues:
Net sales	$5,112	$5,862	$19,112	$23,470
Contract revenues	5,773	5,513	22,283	21,813
Total net sales and contract revenues	10,885	11,375	41,395	45,283

Costs and expenses:
Cost of sales	2,570	3,267	9,366	12,758
Cost of contract revenues	3,885	3,685	15,110	14,712
Gross profit	4,430	4,423	16,919	17,813
Selling, general and administrative expense	4,754	3,090	14,105	12,844
Research and development expense	1,150	879	3,908	3,923
Total operating expenses	5,904	3,969	18,013	16,767
Operating income (loss)	(1,474)	454	(1,094)	1,046
Non-operating income (expense):
Other income (expense)	(223)	33	417	1,003
Interest expense, net	(67)	(31)	(761)	(123)
Income (loss) before income taxes	(1,764)	456	(1,438)	1,926
Income tax benefit (expense)	—	644	—	(100)
Income (loss) from continuing operations before minority interest	(1,764)	1,100	(1,438)	1,826
Minority interest in earnings of subsidiary	826	516	3,818	3,034
Income (loss) from continuing operations	$(2,590)	584	(5,256)	(1,208)
Income (loss) from discontinued operations	(5,735)	(467)	(7,892)	1,215
Net income (loss)	$(8,325)	$117	$(13,148)	$7
Income (loss) per share:
Basic:
Income (loss) from continuing operations	$(0.17)	$0.03	$(0.37)	$(0.06)
Income (loss) from discontinued operations	(0.38)	(0.02)	(0.55)	0.06
Income (loss) per share	$(0.55)	$0.01	$(0.92)	$0.00
Diluted:
Income (loss) from continuing operations	$(0.17)	$0.03	$(0.37)	$(0.06)
Income (loss) from discontinued operations	(0.38)	(0.02)	(0.55)	0.06
Income (loss) per share	$(0.55)	$0.01	$(0.92)	$0.00
Shares used in calculating income (loss) per share:
Basic	15,117	20,438	14,276	19,454
Diluted	15,117	21,756	14,276	19,680

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